Exhibit 99.1



                                  SUBSIDIARIES



Dignity Partners Funding Corp. I, a Delaware Corporation

Fourteen Hill Capital, L.P., a Delaware Limited Partnership

Fourteen Hill Management, LLC, a Delaware Limited Liability Company

Allegiance Capital, LLC, a Delaware Limited Liability Company

Allegiance Funding Corp. I, a Delaware Corporation